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                                                                   EXHIBIT 4.(1)



                            INTRANET SOLUTIONS, INC.

                          CERTIFICATE OF DESIGNATION OF
                      SERIES B CONVERTIBLE PREFERRED STOCK



                  Pursuant to Section 302A.401, Subd. 3(b) of the Business Corporation Act of the State of Minnesota, IntraNet Solutions, Inc. (the "COMPANY"), a corporation organized and existing under the Business Corporation Act of the State of Minnesota, DOES HEREBY CERTIFY:

                  That pursuant to the authority conferred upon the Board of Directors of the Company by the Articles of Incorporation of the Company, as amended, and in accordance with the provisions of Section 302A.401, Subd. 3 of the Business Corporation Act of the State of Minnesota, the Board of Directors of the Company on May 5, 1998, duly adopted the following resolution authorizing a new series of the Company's previously authorized preferred stock, $.01 par value per share, designated as Series B Convertible Preferred Stock:

                  RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Articles of Incorporation, as amended, a new series of preferred stock, $.01 par value, to be titled the "Series B Convertible Preferred Stock" of the Company is hereby created and designated. The number of shares of Series B Preferred Shares shall be 350 shares. The voting powers, preferences and relative, participating, optional and other special rights of the Series B Preferred Shares, and the qualifications, limitations and restrictions thereof, are as follows:

                  (1) Designation. The series of preferred stock established hereby shall be designated the "Series B Convertible Preferred Stock" (and shall be referred to herein as the "SERIES B PREFERRED Shares") and the authorized number of Series B Preferred Shares shall be 350. The stated value per share shall be $10,000 (the "STATED VALUE").

                           (a) Voting Rights. The holders of the outstanding Series B Preferred Shares (collectively, the "HOLDERS" and each a "HOLDER") shall have no voting rights, except as required by law, including but not limited to the Business Corporation Act of the State of Minnesota, and as expressly provided in this Certificate of Designation.

                  (2) Holder's Conversion of Series B Preferred Shares. A Holder of Series B Preferred Shares shall have the right, at such holder's option, to convert the Series B Preferred Shares into shares of the Company's common stock, $.01 par value per share (the "COMMON STOCK"), on the following terms and conditions:
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                           (a) Conversion Right. Subject to the provisions of
         Section 2(f) below, each Series B Preferred Share shall be convertible at the option of the Holder thereof, at any time or from time to time on or after the initial date of issuance of the Series B Preferred Shares (the "INITIAL ISSUANCE DATE") into fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 2(g) below) of Common Stock, at the Conversion Rate (as defined below), provided, however, that in no event shall the aggregate number of shares of Common Stock issuable upon conversion of all of the Series B Preferred Shares exceed 1,611,000 (the "COMMON SHARE LIMIT") except as provided in this Certificate of Designation; provided further, however, that in no event shall any Holder be entitled to convert Series B Preferred Shares in excess of that number of Series B Preferred Shares which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the Holder and its affiliates to exceed 4.9% of the outstanding shares of the Common Stock following such conversion. For purposes of this paragraph beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

                           (b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of each of the Series B Preferred Shares pursuant to Sections (2)(a) and 2(f) shall be determined according to the following formula (the "CONVERSION RATE"), subject to the provisions of Section 7 hereof:

              Stated Value + amount of accrued but unpaid dividends
              -----------------------------------------------------
                                Conversion Price

         For purposes of this Certificate of Designation, the following terms shall have the following meanings:

                               (i) "AVERAGE MARKET PRICE" means the average of the Closing Bid Prices of the Common Stock on the five consecutive trading days immediately preceding the applicable date;

                               (ii) "CLOSING BID PRICES" means, for any security as of any date, the last closing bid price on the Nasdaq SmallCap Market as reported by Bloomberg, L.P. ("BLOOMBERG"), or, if the Nasdaq SmallCap Market is not the principal securities exchange for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc.;

                               (iii) "CONVERSION PRICE" means as of any Conversion Date (as defined below) or other date of determination, the lower of (I) $7.56 (the "CONVERSION



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         CEILING") and (II) 84% of the Average Market Price for the relevant
         Conversion Date, subject to adjustment as provided herein.

                           (c) Effect of Failure to Obtain and Maintain
         Effectiveness of Registration Statement. If the registration statement (the "REGISTRATION STATEMENT") covering the resale of the shares of Common Stock issuable upon conversion of the Series B Preferred Shares and required to be filed by the Company pursuant to the Registration Rights Agreement between the Company and the initial Holders of the Series B Preferred Shares (THE "REGISTRATION RIGHTS AGREEMENT") is not declared effective by the United States Securities and Exchange Commission (the "SEC") on or before the 90th calendar day following the Initial Issuance Date (the "SCHEDULED EFFECTIVE DATE"), then each Holder of Series B Preferred Shares shall be entitled to the following payments until such time as the Registration Statement is declared effective by the SEC (all such payments to be made in cash and nonrefundable on the first day of the relevant thirty (30) day period):

                               (i) for the thirty (30) day period beginning immediately following the Scheduled Effective Date and ending 30 days following the Scheduled Effective Date, an amount equal to the product of (I) (.01), multiplied by (II) 120% of Stated Value, multiplied by
         (III) the number of Series B Preferred Shares held by such Holder.

                               (ii) for each consecutive thirty (30) day period beginning 31 days following the Scheduled Effective Date, an amount equal to the product of (I) (.02), multiplied by (II) 120% of Stated Value, multiplied by (III) the number of Series B Preferred Shares held by such Holder; provided however that if the Registration Statement shall not have been declared effective by the thirtieth day following the Scheduled Effective Date, the Company shall be required, at the option of the Holders, to redeem the Series B Preferred Shares in accordance with Section 3(a) and in connection therewith the Company shall pay the Holders who so elect, a price per Series B Preferred Share equal to the Redemption Price, provided that for the purposes of this Section 2(c), the relevant date for calculations pursuant to Sections 3(a)(I) and 3(a)(II) herein shall be the Notice of Redemption at Option of Holder Date, as defined in Section 3(c)(ii) below.

                           (d) Adjustment to Conversion Price -- Dilution and Other Events. In order to prevent dilution of the rights granted under this Certificate of Designation, the Conversion Ceiling, the Closing Bid Prices for any days during any measuring period prior to any of the events set forth below (the "ADJUSTING CLOSING BID PRICES") and the Common Share Limit will be subject to adjustment from time to time as provided in this Section 2(d). Any such adjustments to the Conversion Ceiling and Adjusting Closing Bid Prices will be applicable to Series B Preferred Shares not yet converted or redeemed.

                               (i) Adjustment upon Declaration of Dividends and Other Events. If the Company shall (I) declare a dividend or make a distribution in shares of Common Stock, (II) subdivide or reclassify the outstanding shares of Common Stock into



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         a greater number of shares, or (III) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Ceiling, the Adjusting Closing Bid Prices and the Common Share Limit in effect on the record date of such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted.

                               (ii) Adjustment upon Issuance of Common Stock. If and whenever on or after the Initial Issuance Date, the Company issues or sells shares of Common Stock for a consideration per share (the "NEW COMMON STOCK ISSUANCE PRICE") less than the Conversion Price immediately prior to such time, then, from and after the time of such issue or sale, the Conversion Ceiling shall be reduced, if necessary, so that it shall not exceed the New Common Stock Issuance Price.

                               (iii) Adjustment upon Issuance of Convertible Securities with Conversion Price Floors. If and whenever on or after the Initial Issuance Date, the Company in any manner issues or sells any stock or other securities convertible into, exchangeable for or exercisable for Common Stock (such convertible, exchangeable or exercisable stock or securities being herein called the "CONVERTIBLE SECURITIES") and the price per share for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities is subject to a minimum price (the "NEW CONVERTIBLE SECURITIES FLOORS") which is less than the Conversion Price immediately prior to such time, then from and after the time of such issue or sale, the Conversion Price shall be reduced, if necessary, so that it shall not exceed the New Convertible Securities Floors.

                               (iv) Reorganization, Reclassification,
Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person (as defined below) or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "ORGANIC CHANGE." Prior to the consummation of any Organic Change, the Company will make appropriate provision (in form and substance satisfactory to the Holders of a majority of the Series B Preferred Shares then outstanding) to insure that each of the Holders of the Series B Preferred Shares will thereafter have the right to acquire and receive in lieu of or addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such Holder's Series B Preferred Shares, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such Holder's Series B Preferred Shares had such Organic Change not taken place. In any such case, the Company will make appropriate provision (in form and substance satisfactory to the Holders of a majority of the Series B Preferred Shares then outstanding) with respect to such Holders' rights and interests to insure that the provisions of this Section 2(d) below will thereafter be applicable to the Series B Preferred Shares (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such



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consolidation, merger or sale, if the value so reflected is less than the
Conversion Price in effect immediately prior to such consolidation, merger or sale). The Company will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes, by written instrument (in form and substance satisfactory to the Holders of a majority of the Series B Preferred Shares then outstanding), the obligation to deliver to each Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to acquire. "PERSON" shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                               (v) Notices.

                                   (A) Immediately upon any adjustment pursuant
         hereto of the Conversion Ceiling, the Adjusting Closing Bid Prices or the Common Share Limit, the Company will give written notice thereof to each Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

                                   (B) The Company will give written notice to
         each Holder at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, or (II) for determining rights to vote with respect to any Organic Change, dissolution or liquidation; provided that in no event shall such notice be provided to such Holder prior to such information being made known to the public.

                                   (C) The Company will also give written notice
         to each Holder at least twenty (20) days prior to the date on which any Organic Change, dissolution or liquidation will take place.

                               (vi) Successive Adjustments. Successive
         adjustments in the Conversion Ceiling, the Adjusting Closing Bid Prices and the Common Share Limit shall be made whenever any event specified above shall occur. All calculations under this Section 2(d) shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. No adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

                           (e) Mechanics of Conversion. Subject to the Company's inability to fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in Section 5 below:

                               (i) Holder's Delivery Requirements. To convert Series B Preferred Shares into full shares of Common Stock on any date (the "CONVERSION DATE"), the Holder thereof shall (A) deliver or transmit by facsimile, for receipt on or prior to



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         11:59 p.m., Eastern Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "CONVERSION NOTICE"), to the Company or its designated transfer agent (the "TRANSFER AGENT"), and (B) surrender to a common carrier for delivery to the Company or the Transfer Agent as soon as practicable following such date, the original certificates representing the Series B Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "PREFERRED STOCK CERTIFICATES") and the originally executed Conversion Notice.

                               (ii) Company's Response. Upon receipt by the
         Company of a facsimile copy of a Conversion Notice, the Company shall by the next business day send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder. Upon receipt by the Company or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, together with the originally executed Conversion Notice, the Company or the Transfer Agent (as applicable) shall, on the fourth business day following the date of receipt: (I) issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, or (II) credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with The Depository Trust Company, or (III) if the Holder requests, issue shares in electronic format (e.g. via
         DWAC).

                               (iii) Dispute Resolution. In the case of a dispute as to the determination of the Conversion Price, the Company shall promptly issue to the Holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) business day of receipt of such Holder's Conversion Notice. If such Holder and the Company are unable to agree upon the determination of the Conversion Price within one (1) business day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall within one (1) business day submit via facsimile the disputed determination of the Conversion Price to an independent, reputable accounting firm of national standing acceptable to the Company and such Holder of Series B Preferred Shares. The Company shall cause such accounting firm to perform the determinations or calculations and notify the Company and the Holder of the results no later than forty-eight (48) hours from the time it receives the disputed determinations or calculations. Such accounting firm's determination, shall be binding upon all parties absent manifest error.

                               (iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Series B Preferred Shares shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Conversion Date.



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                               (v) Company's Failure to Timely Convert. If the
         Company shall fail (other than as a result of the situations described in Section 4(a) with respect to which the Holder has elected, and the Company has satisfied its obligations under, one of the options set forth in subparagraphs (i) through (iv) of Section 4(a)) to issue to a Holder on a timely basis as described in this Section 2(e), a certificate for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of Series B Preferred Shares, the Company shall pay damages to such Holder equal to the greater of (A) actual damages incurred by such Holder as a result of such Holder's needing to "buy in" shares of Common Stock to satisfy its securities delivery requirements ("BUY IN ACTUAL DAMAGES") and (B) if the Company fails to deliver such certificates within five days after the last possible date which the Company could have issued such Common Stock to such Holder without violating this Section 2(e), on each date such conversion is not timely effected in an amount equal to 1% of the product of (A) the number of shares of Common Stock not issued to the Holder on a timely basis and to which such Holder is entitled and (B) the Closing Bid Price of the Common Stock on the last possible date which the Company could have issued such Common Stock to such Holder without violating this Section 2(e).

                           (f) Mandatory Conversion. If any Series B Preferred Shares remain outstanding on the Mandatory Conversion Date (as defined below), then all such Series B Preferred Shares shall be converted as of such date in accordance with this Section 2 as if the Holders of such Series B Preferred Shares had given the Conversion Notice on the Mandatory Conversion Date, and the Conversion Date had been fixed as of the Mandatory Conversion Date, for all purposes of this Section 2. Such conversion pursuant to this Section 2(f) shall be subject to the Common Share Limit, as adjusted as provided herein. All Holders of Series B Preferred Shares shall thereupon and within two (2) business days thereafter surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Company or the Transfer Agent. No person shall thereafter have any rights in respect of Series B Preferred Shares, except the right to receive shares of Common Stock on conversion thereof as provided in this Section 2. "MANDATORY CONVERSION DATE" means the earlier of: (i) May 6, 2001 (the "Expiration Date") or (ii) at the option of the Company, the date of the public announcement by the Company of a public offering of Common Stock of the Company, the proceeds of which (after underwriting discounts or commissions but before the expenses of the offering) are at least $10 million, pursuant to a registration statement (other than a registration on Form S-4 or S-8 (or its equivalent)) filed with, and declared effective by, the SEC, upon the consummation of which such Common Stock of the Company is listed on a United States securities exchange or included in the NASDAQ Stock Market System.

                           (g) Fractional Shares. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Series B Preferred Share by a Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a




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         share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

                           (h) Taxes. The Company shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Series B Preferred Shares.

                  (3)      Redemption.

                           (a) Redemption Option Upon Triggering Event. In addition to all other rights of the Holders of Series B Preferred Shares contained herein, after a Triggering Event (as defined below), each Holder of Series B Preferred Shares shall have the right in accordance with Section 3(c), at such Holder's option, to require the Company to redeem all or a portion of such Holder's Series B Preferred Shares at a price per Series B Preferred Share equal to the product of
         (I) the aggregate number of shares of Common Stock for which each such Series B Preferred Share would be converted into as of the date immediately preceding such Triggering Event on which the exchange or market on which the Common Stock is traded is open multiplied by (II) the Average Market Price of the Common Stock on such date(the "REDEMPTION PRICE").

                           (b) "Triggering Event". A "Triggering Event" shall be deemed to have occurred at such time as any of the following events:

                               (i) notice from the Company that Common Stock issued or issuable upon conversion of the Series B Preferred Shares cannot be sold under the Registration Statement (the "SUSPENSION PERIOD"), for any period of ten consecutive trading days or any twenty non-consecutive trading days (other than by reason of a general suspension of trading of all securities on the applicable exchange or market) during any period of 180 consecutive days that is (A) after the date the Registration Statement has been declared effective by the SEC and (B) prior to the time that the Conversion Shares may be sold without limitation in accordance with Rule 144(k) under the 1933 Act; provided that any demand for redemption under this Section 3(b)(i) must be made by a Holder of Series B Preferred Shares within 15 days after receipt of notice from the Company of the termination of the Suspension Period; and, provided further that if the aggregate number of days in all Suspension Periods (the "SUSPENSION DAYS") is equal to or greater than forty-five (45) days, then the Expiration Date shall be extended by the aggregate number of Suspension Days;

                               (ii) the failure of the Common Stock or the Conversion Shares to be listed on the AMEX, The New York Stock Exchange, the Nasdaq National Market System or the Nasdaq SmallCap Market for a period of ten consecutive trading days or any twenty non-consecutive trading days during any period of 180 consecutive days (the "DELISTING PERIOD"); provided however that any demand for redemption under this Section 3(b)(ii) must be made by a Holder of Series B Preferred Shares within 15 days after receipt of notice from the Company of the termination of the Delisting Period and provided further that if a Holder does not make a demand for redemption pursuant to this



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         Section 3(b)(ii), then the Expiration Date shall be extended by the aggregate number of days in all Delisting Periods; or

                               (iii) the Company's notice to any Holder of Series B Preferred Shares, including by way of public announcement, at any time, of its intention not to comply with proper requests for conversion of any Series B Preferred Shares into shares of Common Stock, including due to any of the reasons set forth in Section 4(a) below, except in any case in which the basis for such intention by the Company is a bona fide dispute as to the right of such Holder to such conversion.

                           (c) Mechanics of Redemption.

                               (i) Mechanics of Redemption at Option of Holder Upon Triggering Event. Within one (1) day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("NOTICE OF TRIGGERING EVENT") to each Holder of Series B Preferred Shares. At any time after receipt of a Notice of Triggering Event, but only for as long as the facts giving rise to the Triggering Event continue to exist, except as specifically provided in this Section 3, the Holders of the Series B Preferred Shares then outstanding may require the Company to redeem all or any portion of the Series B Preferred Shares by delivering written notice thereof via facsimile and overnight courier ("NOTICE OF REDEMPTION AT OPTION OF HOLDER UPON TRIGGERING EVENT") to the Company, which Notice of Redemption at Option of Holder Upon Triggering Event shall indicate
         (i) the number of Series B Preferred Shares that such Holders are requesting redemption for and (ii) the Redemption Price, as calculated pursuant to Section 3(a) above.

                               (ii) Mechanics of Redemption at Option of Holder Upon Failure to Obtain and Maintain Effectiveness of Registration Statement. As set forth in Section 2(c)(ii) above, if the Registration Statement shall not have been declared effective by the thirtieth day following the Scheduled Effective Date, the Holders of the Series B Preferred Shares then outstanding may require the Company to redeem all or any portion of the Series B Preferred Shares by delivering written notice ("NOTICE OF REDEMPTION AT OPTION OF HOLDER") thereof via facsimile (such date a "NOTICE OF REDEMPTION AT OPTION OF HOLDER DATE") to the Company, which Notice of Redemption at Option of Holder shall indicate (i) the number of Series B Preferred Shares that such Holders are requesting redemption for and (ii) the Redemption Price, as calculated pursuant to Section 2(c)(ii) above.

                           (d) Payment of Redemption Price. Upon the Company's receipt of a Notice(s) of Redemption at Option of Holder Upon Triggering Event or Notice(s) of Redemption at Option of Holder from any Holder, the Company shall immediately notify each Holder by facsimile of the mechanics of the delivery of each Holder's Preferred Stock Certificate and, if applicable, the Company's receipt of such requisite notices necessary to effect a redemption and each Holder of Series B Preferred Shares shall thereafter promptly send such Holder's Preferred Stock Certificates to be redeemed to the



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         Company or its Transfer Agent. The Company shall deliver the Redemption
         Price to such Holder within ten (10) days after the Company's receipt of the requisite notices required to affect a redemption; provided that a Holder's Preferred Stock Certificates shall have been so delivered to the Company or its Transfer Agent; provided further that if the Company is unable to redeem all of the Series B Preferred Shares, the Company shall redeem an amount from each Holder of Series B Preferred Shares equal to such Holder's pro-rata amount (based on the number of Series B Preferred Shares held by such Holder relative to the number of Series B Preferred Shares outstanding) of all Series B Preferred Shares being redeemed. If the Company shall fail to redeem all of the Series B Preferred Shares submitted for redemption (other than pursuant to a dispute as to the arithmetic calculation of the Redemption Price), in addition to any remedy such Holder of Series B Preferred Shares may have under this Certificate of Designation and the Securities Purchase Agreement, the Redemption Price payable in respect of such unredeemed Series B Preferred Shares shall bear interest at the rate of 1.25% per month (prorated for partial months) until paid in full. Until the Company pays such unpaid Redemption Price in full to each Holder, Holders of the Series B Preferred Shares then outstanding, including shares of Series B Preferred Shares submitted for redemption pursuant to this Section 3 and for which the applicable Redemption Price has not been paid, shall have the option (the "VOID OPTIONAL REDEMPTION
         OPTION") to, in lieu of redemption, require the Company to promptly return to each Holder all of the Series B Preferred Shares that were submitted for redemption by such Holder under this Section 3 and for which the Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the "VOID OPTIONAL REDEMPTION NOTICE"). Upon the Company's receipt of such Void Optional Redemption Notice(s) and prior to payment of the full Redemption Price to each Holder, (i) the Notice(s) of Redemption at Option of Holder Upon Triggering Event shall be null and void with respect to those Series B Preferred Shares submitted for redemption and for which the Redemption Price has not been paid, and (ii) the Company shall immediately return any Series B Preferred Shares submitted to the Company by each Holder for redemption under this Section 3(d) and for which the Redemption Price has not been paid. Notwithstanding the foregoing, in the event of a dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(e)(iii) above.

                  (4)      Inability to Fully Convert.

                           (a) Holder's Option if Company Cannot Fully Convert. If, upon the Company's receipt of a Conversion Notice, the Company cannot issue shares of Common Stock registered for resale under the Registration Statement for any reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available, (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its Securities, from issuing all of the Common Stock which is to be issued to a Holder of Series B Preferred Shares pursuant to a Conversion Notice or (z) fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, then the

         Company shall issue as many shares of Common Stock as it is able to issue in accordance with such Holder's Conversion Notice and pursuant to Section 2(e) above and, with respect to the unconverted Series B Preferred Shares, the Holder, solely at such Holder's option, can elect to (unless the Company issues and delivers the Conversion Shares underlying the unconverted Series B Preferred Shares prior to the Holder's election hereunder, in which case such Holder shall only be entitled to receive Buy In Actual Damages under Section 2(e)(v)):

                               (i) require the Company to redeem from such Holder those Series B Preferred Shares for which the Company is unable to issue Common Stock in accordance with such Holder's Conversion Notice ("MANDATORY REDEMPTION") at a price per Series B Preferred Share (the "MANDATORY REDEMPTION PRICE") equal to the Redemption Price as of such Conversion Date, provided that for the purposes of this Section 4(a), the relevant date for calculations pursuant to Sections 3(a)(I) and 3(a)(II) herein shall be the Conversion Date, and provided further that the Company shall not be required to redeem the Series B Preferred Shares if the Company has issued shares of Common Stock to the Holders upon conversion of the Series B Preferred Shares in an amount equal to the Common Share Limit, as adjusted herein;

                               (ii) if the Company's inability to fully convert Series B Preferred Shares is pursuant to Section 4(a)(z) above, require the Company to issue restricted shares of Common Stock in accordance with such Holder's Conversion Notice and pursuant to Section 2(e) above;

                               (iii) void its Conversion Notice and retain or have retained, as the case may be, the nonconverted Series B Preferred Shares that were to be converted pursuant to such Holder's Conversion Notice; or

                               (iv) if the Company's inability to fully convert Series B Preferred Shares is pursuant to the rules and regulations described in Section 4(a)(y) above, require the Company to issue shares of Common Stock in accordance with such Holder's Conversion Notice and pursuant to Section 2(e) above at a Conversion Price equal to the Average Market Price of the Common Stock for the five (5) consecutive trading days preceding such Holder's Notice in Response to Inability to Convert (as defined below).

                           (b) Mechanics of Fulfilling Holder's Election. The Company shall immediately send via facsimile to a Holder of Series B Preferred Shares, upon receipt of a facsimile copy of a Conversion Notice from such Holder which cannot be fully satisfied as described in
         Section 4(a) above, a notice of the Company's inability to fully satisfy such Holder's Conversion Notice (the "INABILITY TO FULLY CONVERT NOTICE"). Such Inability to Fully Convert Notice shall indicate
         (i) the reason why the Company is unable to fully satisfy such Holder's Conversion Notice, (ii) the number of Series B Preferred Shares which cannot be converted and (iii) the applicable Mandatory Redemption Price. Such Holder must within five (5) business days of receipt of such Inability to Fully

         Convert Notice deliver written notice via facsimile to the Company ("NOTICE IN RESPONSE TO INABILITY TO CONVERT") of its election pursuant to Section 4(a) above.

                           (c) Payment of Mandatory Redemption Price. If such Holder shall elect to have its shares redeemed pursuant to Section 4(a)(i) above, the Company shall pay the Mandatory Redemption Price in cash to such Holder within ten (10) days of the Company's receipt of the Holder's Notice in Response to Inability to Convert. If the Company shall fail to pay the applicable Mandatory Redemption Price to such Holder on a timely basis as described in this Section 4(c) (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Redemption Price), in addition to any remedy such Holder of Series B Preferred Shares may have under this Certificate of Designation and the Securities Purchase Agreement, such unpaid amount shall bear interest at the rate of 1.25% per month (prorated for partial months) until paid in full. Until the full Mandatory Redemption Price is paid in full to such Holder, such Holder may void the Mandatory Redemption with respect to those Series B Preferred Shares for which the full Mandatory Redemption Price has not been paid and receive back such Series B Preferred Shares. Notwithstanding the foregoing, if the Company fails to pay the applicable Mandatory Redemption Price within such ten (10) day time period due to a dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(e)(iii) above.

                           (d) Pro-rata Conversion and Redemption. In the event the Company receives a Conversion Notice from more than one Holder of Series B Preferred Shares on the same day and the Company can convert and redeem some, but not all, of the Series B Preferred Shares pursuant to this Section 4, the Company shall convert and redeem from each Holder of Series B Preferred Shares electing to have Series B Preferred Shares converted and redeemed at such time an amount equal to such Holder's pro-rata amount (based on the number of Series B Preferred Shares held by such Holder relative to the number of Series B Preferred Shares outstanding) of all Series B Preferred Shares being converted and redeemed at such time.

                  (5) Reissuance of Certificates. In the event of a conversion or redemption pursuant to this Certificate of Designation of less than all of the Series B Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the Holder of such Series B Preferred Shares a preferred stock certificate representing the remaining Series B Preferred Shares which have not been so converted or redeemed.

                  (6) Reservation of Shares. The Company shall, so long as any of the Series B Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series B Preferred Shares then outstanding; provided that the number of shares of Common Stock initially reserved on the Initial Issuance Date shall not be less than 1,611,000 shares of Common Stock for which the Series B Preferred Shares are at any time convertible; provided further that such shares of Common Stock so reserved shall be allocated for issuance upon conversion of Series B Preferred Shares pro rata among the Holders of Series B Preferred Shares based on the number of Series B Preferred Shares held by such Holder relative to the total number of authorized Series B Preferred Shares.

                  (7) Dividends. The Holders of the outstanding Series B Preferred Shares shall be entitled to receive cumulative dividends at the rate of 4% of the Stated Value per annum per Series B Preferred Share. Such dividends shall be payable quarterly in arrears on the last day of March, June, September and December of each year, commencing on June 30, 1998 (each of such dates being a "DIVIDEND PAYMENT Date"). Such dividend shall accrue on each Series B Preferred Share from the Initial Issuance Date (with appropriate proration for any partial dividend period) and shall accrue from day-to-day, whether or not earned or declared. Dividend payments made with respect to Series B Preferred Shares may be made, subject to the terms hereof, in cash or, at the option of and in the sole discretion of the Board of Directors, in full or in part, (i) by issuing fully paid and nonassessable Series B Preferred Shares such that the Stated Value of such Series B Preferred Shares plus the amount of cash dividend paid in part, if any, is equal to the amount of the cash dividend which would otherwise be paid on such Dividend Payment Date if such dividend were paid entirely in cash or (ii) by increasing the Stated Value of the Series B Preferred Shares by the amount of such dividend such that the amount of such increase in the Stated Value of the Series B Preferred Shares plus the amount of cash dividend paid in part, if any, is equal to the amount of the cash dividend which would otherwise be paid on such Dividend Payment Date if such dividend were paid entirely in cash. If the Board of Directors shall elect to pay any part of a dividend by such increase in Stated Value, the Company shall provide notice to such effect to the Holders of the Series B Preferred Shares by no later than the applicable Dividend Payment Date. The issuance of such Series B Preferred Shares or any such increase in the Stated Value (plus the amount of cash dividend, if any, paid together therewith) shall constitute full payment of such dividend. In no event shall an election by the Board of Directors to pay dividends, in full or in part, in cash on any Dividend Payment Dates preclude the Board of Directors from electing any other available alternative in respect of all or any portion of any subsequent dividend.

                  (8) Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Holders of the Series B Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "PREFERRED FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series B Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Series B Preferred Share equal to the sum of (i) Stated Value and (ii) all accrued and unpaid dividends (such sum being referred to as the "LIQUIDATION VALUE"); provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Series B

         Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Series B Preferred Shares as to payments of Preferred Funds (the "PARI PASSU SHARES"), then each holder of Series B Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designation, as a percentage of the full amount of Preferred Funds payable to all holders of Series B Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

                  (9) Preferred Rank. All shares of Common Stock of the Company shall be of junior rank to all Series B Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. All other shares of preferred stock, other than the Company's Series A Convertible Preferred Stock which shall rank pari passu to the Series B Preferred Shares, shall not be of senior rank to all Series B Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. As long as the Series B Preferred Shares initially issued remain outstanding, then without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series B Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior rank to the Series B Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series B Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Articles of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Minnesota Secretary of State containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Series B Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Series B Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

                  (10) Restriction on Redemption and Cash Dividends with respect to Other Capital Stock. Until all of the Series B Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, declare or pay any cash dividend or distribution on its Common Stock without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series B Preferred Shares.

                  (11) Vote to Change the Terms of Series B Preferred Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Series B Preferred Shares, shall be required for any change to this Certificate of Designation or the Company's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series B Preferred Shares.

                  (12) Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series B Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such Series B Preferred Shares into Common Stock.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by Robert F. Olson, its President and Chief Executive Officer, as of the 6th day of May 1998.

                                         INTRANET SOLUTIONS, INC.



                                         By:  /s/ Robert F. Olson
                                             --------------------------
                                             Name:  Robert F. Olson
                                             Its:   President and Chief
                                                    Executive Officer

                                    EXHIBIT I

                            INTRANET SOLUTIONS, INC.
                                CONVERSION NOTICE

Reference is made to the Certificate of Designation of IntraNet Solutions, Inc. (the "CERTIFICATE OF DESIGNATION"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock, $.01 par value per share (the "SERIES B PREFERRED SHARES"), of IntraNet Solutions, Inc., a Minnesota corporation (the "COMPANY"), indicated below into shares of Common Stock, $.01 par value per share (the "COMMON STOCK"), of the Company, by tendering the stock certificate(s) representing the share(s) of Series B Preferred Shares specified below as of the date specified below.

   Date of Conversion:
                                                         -----------------------

   Number of Series B Preferred Shares to be converted:
                                                         -----------------------

   Stock certificate no(s). of Series B
   Preferred Shares to be converted:
                                                         -----------------------

Please confirm the following information:

   Conversion Price:
                                                         -----------------------

   Number of shares of Common Stock to be issued:
                                                         -----------------------

Please issue the Common Stock and, if applicable, any check drawn on an account of the Company into which the Series B Preferred Shares are being converted in the following name and to the following address:

     Issue to:
                                                         -----------------------

                                                         -----------------------

                                                         -----------------------
                                                         -----------------------



     Facsimile Number:
                                                         -----------------------

     Authorization:
                                                         -----------------------
                                                          By:
                                                             -------------------
                                                          Title:
                                                                ----------------
     Dated:
                                                         -----------------------